Exhibit 99.1

JELD-WEN Announces Second Quarter 2020 Margin Expansion From Strong Price Realization and Improved Operational Performance
August 4, 2020

Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE:JELD) today announced results for the three and six months ended June 27,
2020, including second quarter net revenue of $992.3 million, net income of $23.1 million, adjusted EBITDA of $125.7 million, earnings per share ("EPS") of $0.23, and adjusted EPS of $0.47.

Second Quarter 2020 Highlights

•	Adjusted EBITDA margin increased 130 basis points to 12.7%, despite impact from COVID-19 pandemic

•	Price realization improved sequentially and year-over-year

•	Structurally reduced costs through JEM deployment and ongoing footprint initiatives

•	Free cash flow improved $12.4 million year-over-year

•	Balance sheet strengthened, with record liquidity of $809 million, an increase of $254 million compared to December 31, 2019

"We delivered performance above expectations in an uncertain demand environment and in challenging operating conditions, demonstrating that underlying business fundamentals are strong and our strategy is delivering results," said Gary S. Michel, president and chief executive officer. "We remained disciplined and followed our playbook to profitably grow our market share in key products and channels, deliver improved price realization, and structurally reduce costs through the rigorous deployment of the JELD-WEN Excellence Model (JEM) and our footprint rationalization and modernization initiatives."

"I am proud of how our associates have risen to the unprecedented challenges brought on by COVID-19, maintaining safe working environments for each other and our channel partners, and continuing to deliver world-class products to our customers. While the persistence of the virus in many countries globally contributes to near-term demand uncertainty, we believe that the pandemic will result in long-term trends that will drive improved demand for our products in both new construction and repair and remodel activity."

Second Quarter 2020 Results

•	Revenue improved sequentially throughout the quarter, declining only 11.3% year-over-year, ahead of original expectations

•	Favorable price/cost for the seventh consecutive quarter

•	Fourth consecutive quarter of core margin improvement in Europe segment

•	SG&A cost control measures delivered year-over-year savings
Net revenue for the three months ended June 27, 2020 decreased $126.6 million, or 11.3%, to $992.3 million, compared to $1,119.0 million for the same period last year. The decrease in net revenue was driven by a 10% decline in core revenue and a 1% adverse impact from foreign exchange. Core revenue, which excludes the impact of foreign exchange and acquisitions completed in the last twelve months, was unfavorably impacted by a 13% headwind from volume/mix, primarily related to COVID-19, partially offset by a 3% pricing benefit.
Net income was $23.1 million during the second quarter, compared to net income of $22.4 million in the same quarter last year, an increase of $0.7 million. The increase in net income was primarily due to lower SG&A and impairment and restructuring expense, and greater other income, partially offset by lower gross profit from reduced volumes in each geographic segment. Adjusted net income for the second quarter increased $2.2 million, or 4.9%, to $47.7 million, compared to $45.5 million in the same quarter last year.
The effective book income tax rate in the quarter was 31.1%. Excluding the impact of the GILTI provision of U.S. tax reform legislation and discrete tax items, which were largely offsetting, the effective book income tax rate adjusted for these items during the second quarter was also 31.1%.

EPS for the second quarter was $0.23, compared to $0.22 for the same quarter last year. Adjusted EPS was $0.47, compared to $0.45 a year ago.
Adjusted EBITDA decreased $1.9 million, or 1.5%, to $125.7 million, compared to the same quarter last year. Adjusted EBITDA margin of 12.7% increased by 130 basis points compared to the prior year. Second quarter 2020 core adjusted EBITDA margin increased by 140 basis points compared to the prior year due to improved price realization, favorable productivity, and SG&A cost controls.

On a segment basis for the second quarter of 2020, compared to the same period last year:

•
North America - Net revenue decreased $60.3 million, or 9.0%, to $608.1 million, due to a 9% decrease in core revenue. Core revenue decreased due to a 14% volume/mix headwind, primarily a result of the COVID-19 pandemic, partially offset by a 5% pricing benefit. Adjusted EBITDA margin expanded by 190 basis points to 15.0%.

•
Europe - Net revenue decreased $38.9 million, or 12.9%, to $261.5 million, due to an 11% decrease in core revenue and a 2% adverse impact from foreign exchange. Core revenue decreased due to an 11% decrease in volume/mix, primarily related to the COVID-19 pandemic on served markets. Adjusted EBITDA margin expanded 120 basis points to 10.8%.

•
Australasia - Net revenue decreased $27.5 million, or 18.3%, to $122.7 million, due to a 12% decrease in core revenue and a 6% unfavorable impact from foreign exchange. Core revenue declined, primarily due to an 11% decrease in volume/mix from continued softness in residential new construction and the impact of the COVID-19 pandemic. Adjusted EBITDA decreased $6.0 million, primarily due to the deleverage impact of volume/mix.

Cash Flow and Balance Sheet

•	Cash flow from operations of $38.3 million during the first six months of 2020 decreased by $4.3 million year-over-year

•	Free cash flow improved by $12.4 million year-over-year during the first six months of 2020
Cash flow from operations totaled $38.3 million during the first six months of 2020, compared to cash flow from operations of $42.6 million during the same period a year ago. The decrease in cash flow from operations was primarily due to a decrease in operating income. Free cash flow used during the first six months of 2020 improved $12.4 million year-over-year to $8.2 million, from $20.6 million a year ago, primarily due to a reduction in capital expenditures.
Cash and cash equivalents as of June 27, 2020 were $457.7 million, compared to $226.0 million as of December 31, 2019. Total debt as of June 27, 2020 was $1.762 billion, compared to $1.517 billion as of December 31, 2019.
Total liquidity, including cash and cash equivalents and undrawn committed credit facilities, was a record $808.6 million as of June 27, 2020, compared to total liquidity of $554.5 million as of December 31, 2019.

Conference Call Information
JELD-WEN management will host a conference call on August 4, 2020, at 8 a.m. EDT, to discuss the company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the company's website at http://investors.jeld-wen.com, or by dialing (833) 921-1640 and using ID 8976103. A slide presentation highlighting the company’s results will also be available on the Investor Relations section of the company’s website.
For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call.
To learn more about JELD-WEN, please visit the company’s website at http://investors.jeld-wen.com.

About JELD-WEN
JELD-WEN, founded in 1960, is one of the world’s largest door and window manufacturers, operating manufacturing facilities in 20 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, N.C., JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. JELD-WEN is a recognized leader in manufacturing energy-efficient products and has been an ENERGY STAR® Partner since 1998. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia.

Investor Relations Contact:
JELD-WEN Holding, Inc.
Chris Teachout
Investor Relations Manager
704-378-7007
investors@jeldwen.com

Media Contact:
JELD-WEN Holding, Inc.
Noreen Pratscher
Vice President, Corporate Communications
704-526-4146
corporate@jeldwen.com

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements by our CEO and statements regarding our business strategies and ability to execute on our plans, market potential, future financial performance, customer demand, the potential of our categories, brands and innovations, the impact of our footprint rationalization and modernization program, our pipeline of productivity projects, the estimated impact of tax reform on our results, litigation outcomes, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events. Forward-looking statements are generally identified by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans, expectations, assumptions, estimates, and projections of our management. Although we believe that these statements are based on reasonable expectations, assumptions, estimates and projections, they are only predictions and involve known and unknown risks, many of which are beyond our control that could cause actual outcomes and results to be materially different from those indicated in such statements.

Risks and uncertainties that could cause actual results to differ materially from such statements include risks associated with the impact of the COVID-19 pandemic on the company and our employees, customers, and suppliers, and other factors, including the factors discussed in our Annual Reports on Form 10-K and our other filings with the Securities and Exchange Commission.

The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release. The company provides certain guidance solely on a non-GAAP basis because the company cannot predict certain elements that are included in certain reported GAAP results, including the variables and individual adjustments necessary for a reconciliation to GAAP. While management is not able to specifically quantify the reconciliation items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of such factors as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. The variability of these items may have a significant impact on our future GAAP results.

We use Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, and Adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends because they exclude the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA and Adjusted EBITDA margin to measure our financial performance and also to report our results to our board of directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA. In addition, we use Adjusted EBITDA for purposes of calculating compliance with our debt covenants in certain of our debt facilities. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income (loss), adjusted for the following items: loss from discontinued operations, net of tax; equity earnings of non-consolidated entities; income tax (benefit) expense; depreciation and amortization; interest expense, net; impairment and restructuring charges; gain on previously held shares of equity investment; (gain) loss on sale of property and equipment; share-based compensation expense; non-cash foreign exchange transaction/translation (income) loss; other non-cash items; other items; and costs related to debt restructuring and debt refinancing. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenues.

We present free cash flow because we believe it assists investors and analysts in determining the quality of our earnings. We also use free cash flow to measure our financial performance and to report to our board of directors. In addition, our executive incentive compensation is based in part on free cash flow. We define free cash flow as cash flow from operations less capital expenditures (including purchases of intangible assets). Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure.

Adjusted net income represents net income adjusted for certain items as presented in our reconciliation of non-GAAP, including the after-tax impact of i) non-cash foreign currency (gains) losses, ii) impairment and restructuring charges, iii) one-time non-cash gains, and iv) other non-recurring expenses associated with mergers and acquisitions and litigation. Adjusted EPS represents net income per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate adjusted net income as described above. Where applicable, such items are tax-effected at our estimated annual adjusted effective tax rate.

Other companies may compute these measures differently. Non-GAAP metrics should not be considered as alternatives to any other measures derived in accordance with GAAP.

Due to rounding, numbers presented throughout this release may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Three Months Ended
	June 27, 2020	June 29, 2019	% Variance
Net revenues	$992.3	$1,119.0	(11.3)%
Cost of sales	773.7	878.8	(12.0)%
Gross margin	218.7	240.2	(9.0)%
Selling, general and administrative	166.3	176.6	(5.8)%
Impairment and restructuring charges	2.3	5.7	(60.5)%
Operating income	50.1	57.9	(13.5)%
Interest expense, net	19.1	18.5	3.2%
Other (income) expense	(2.5)	4.9	(151.3)%
Income (loss) before taxes	33.5	34.5	(3.0)%
Income tax expense (benefit)	10.4	12.2	(14.6)%
Net income (loss)	$23.1	$22.4	3.3%
Other financial data:
Adjusted EBITDA(1)	$125.7	$127.6	(1.5)%
Adjusted EBITDA Margin(1)	12.7%	11.4%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information”.

	Six Months Ended
	June 27, 2020	June 29, 2019	% Variance
Net revenues	$1,971.5	$2,129.2	(7.4)%
Cost of sales	1,558.5	1,680.9	(7.3)%
Gross margin	413.0	448.3	(7.9)%
Selling, general and administrative	338.9	340.7	(0.5)%
Impairment and restructuring charges	8.8	9.5	(6.8)%
Operating income	65.3	98.2	(33.5)%
Interest expense, net	35.7	36.1	(1.3)%
Other (income) expense	(4.8)	1.4	(445.2)%
Income (loss) before taxes	34.5	60.7	(43.2)%
Income tax expense (benefit)	11.6	22.5	(48.5)%
Net income (loss)	$22.9	$38.1	(40.0)%
Other financial data:
Adjusted EBITDA(1)	$200.2	$216.9	(7.7)%
Adjusted EBITDA Margin(1)	10.2%	10.2%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information”.

JELD-WEN Holding, Inc.
Selected Financial Data (Unaudited)
(In millions)

	June 27, 2020	December 31, 2019
Consolidated balance sheet data:
Cash and cash equivalents	$457.7	$226.0
Accounts receivable, net	549.4	469.8
Inventories	536.7	505.1
Total current assets	1,589.5	1,243.3
Total assets	3,698.9	3,381.3
Accounts payable	293.8	295.0
Total current liabilities	817.4	768.8
Total debt	1,761.9	1,517.4
Total shareholders’ equity	830.6	812.1

	Six Months Ended
Statement of cash flows data:	June 27, 2020	June 29, 2019
Net cash flow provided by (used in):
Operating activities	$38.3	$42.6
Investing activities	(38.0)	(113.8)
Financing activities	228.4	76.3

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended		Six Months Ended
(amounts in millions)	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Net income	$23.1	$22.4	$22.9	$38.1
Income tax expense	10.4	12.2	11.6	22.5
Depreciation and amortization	32.8	33.9	66.2	64.8
Interest expense, net	19.1	18.5	35.7	36.1
Impairment and restructuring charges(1)	2.3	6.2	9.0	10.3
(Gain) loss on sale of property and equipment	(0.3)	0.6	(2.4)	1.1
Share-based compensation expense	5.2	3.9	8.9	6.5
Non-cash foreign exchange transaction/translation (income) loss	8.8	7.5	7.6	3.8
Costs relating to debt restructuring and debt refinancing	0.2	—	0.2	—
Other items (2)	24.3	22.4	40.6	32.8
Other non-cash items (3)	—	0.1	—	0.7
Adjusted EBITDA	$125.7	$127.6	$200.2	$216.9

(1)
Impairment and restructuring charges consist of (i) impairment and restructuring charges that are included in our consolidated unaudited statements of operations plus (ii) additional charges relating to inventory and/or manufacturing of our products that are included in cost of sales in the accompanying unaudited consolidated statements of operations in the amount of $0.1 and $0.5 for the three months ended June 27, 2020 and June 29, 2019, respectively, and $0.3 and $0.9 for the six months ended June 27, 2020 and June 29, 2019, respectively.

(2)
Other non-recurring items not core to ongoing business activity include: (i) in the three months ended June 27, 2020 (1) $23.0 in legal costs and professional expenses relating primarily to litigation, and (2) $1.0 in facility closure and consolidation costs related to our facility footprint rationalization program; (ii) in the three months ended June 29, 2019 (1) $9.1 in acquisition and integration costs including $7.1 related to purchase price structured by the former owners as retention payments for key employees of a recent acquisition, (2) $8.3 in facility closure and consolidation costs related to our facility footprint rationalization program, (3) $4.6 in legal costs and professional expenses relating primarily to litigation, (4) $0.3 in miscellaneous costs, and (5) $0.1 in costs related to departure of former executives; (iii) in the six months ended June 27, 2020 (1) $34.7 in legal costs and professional expenses relating primarily to litigation, (2) $4.1 in facility closure and consolidation costs related to our facility footprint rationalization program, and (3) $1.2 in one-time lease termination charges; (iv) in the six months ended June 29, 2019 (1) $13.2 in facility closure and consolidation costs related to our facility footprint rationalization program, (2) $12.0 in acquisition and integration costs including $7.1 related to purchase price structured by the former owners as retention payments for key employees of a recent acquisition, (3) $6.3 in legal costs and professional expenses relating primarily to litigation, (4) $0.9 in miscellaneous costs, and (5) $0.5 in costs related to departure of former executives.

(3)
Other non-cash items include: (i) in the three months ended June 29, 2019, $0.1 for initial inventory adjustments related to the VPI acquisition; (ii) in the six months ended June 29, 2019, $0.7 for inventory adjustments.

The prior period information has been reclassified to conform with current period presentation.

	Three Months Ended		Six Months Ended
(amounts in millions, except share and per share data)	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Net income	$23.1	$22.4	$22.9	$38.1
Legal costs and professional expenses	22.9	4.6	34.7	6.3
Non-cash foreign exchange transactions/translation (income) loss	8.8	7.5	7.6	3.8
Impairment and restructuring charges	2.3	6.2	9.0	10.3
Facility closure and consolidation charges	1.0	8.3	4.1	13.2
Acquisition and integration charges	0.1	9.1	0.1	12.0
Adjusted tax impact	(10.5)	$(12.6)	(17.6)	$(17.0)
Adjusted net income (1)	$47.7	$45.5	$60.8	$66.7

Diluted net income per share	$0.23	0.22	$0.23	0.38
Legal and professional fees	0.22	0.05	0.34	0.06
Non-cash foreign exchange transactions/translation (income) loss	0.09	0.07	0.07	0.04
Impairment and restructuring charges	0.02	0.06	0.09	0.10
Facility closure and consolidation charges	0.01	0.08	0.04	0.13
Acquisition and integration charges	—	0.09	—	0.12
Adjusted tax impact	(0.10)	(0.12)	(0.17)	(0.17)
Adjusted net income per share (1)	$0.47	$0.45	$0.60	$0.66

Diluted shares used in adjusted EPS calculation represent the fully dilutive shares for the three and six months ended June 27, 2020 and June 29, 2019, respectively.	100,934,273	101,473,530	101,303,975	101,465,071

(1)
Except as otherwise noted, adjustments to net income and net income per share are tax-effected at an adjusted tax rate of 25.7% for the three and six months ended June 27, 2020; and 35.3% and 37.3% for the three and six months, ended June 29, 2019.

The prior period information has been revised and reclassified to conform with current period presentation.

	Six Months Ended
	June 27, 2020	June 29, 2019
Net cash provided by operating activities	$38.3	$42.6
Less capital expenditures	46.5	63.2
Free cash flow	$(8.2)	$(20.6)

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	June 27, 2020	June 29, 2019
Net revenues from external customers			% Variance
North America	$608.1	$668.4	(9.0)%
Europe	$261.5	$300.4	(12.9)%
Australasia	$122.7	$150.2	(18.3)%
Total Consolidated	$992.3	$1,119.0	(11.3)%
Adjusted EBITDA(1)
North America	$91.1	$87.5	4.1%
Europe	$28.4	$29.0	(2.2)%
Australasia	$15.2	$21.3	(28.3)%
Corporate and unallocated costs	$(9.0)	$(10.2)	(11.8)%
Total Consolidated	$125.7	$127.6	(1.5)%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.

	Six Months Ended
	June 27, 2020	June 29, 2019
Net revenues from external customers			% Variance
North America	$1,194.8	$1,233.5	(3.1)%
Europe	543.0	600.4	(9.6)%
Australasia	233.7	295.4	(20.9)%
Total Consolidated	$1,971.5	$2,129.2	(7.4)%
Adjusted EBITDA(1)
North America	$140.1	$140.3	(0.1)%
Europe	51.7	56.6	(8.7)%
Australasia	24.0	37.6	(36.3)%
Corporate and unallocated costs	(15.5)	(17.7)	(12.4)%
Total Consolidated	$200.2	$216.9	(7.7)%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.